Exhibit 10.2

Name: Simon John Cox

Address:
Date of Birth:

In Burton upon Trent on December 5th, 2014

Re: Secondment to Molson Coors Europe s.r.o.

Dear Simon:

This Secondment Letter ("Letter") sets out Molson Coors Brewing Company (UK) Limited's ("MCBC UK") (whose registered office is at 137 High Street, Burton Upon Trent, Staffordshire DE14 1JZ, United Kingdom) proposals in relation to its offer of a secondment for you to Molson Coors Europe s.r.o. ("MCE") (whose registered office is at Nadrazni 84, Postal Code 150 54, Prague 5, Czech Republic, Identification Number: 289 85 630 registered in the Commercial Registry maintained by the Municipal Court in Prague, Section C, Insert 157920). Should you wish to accept this offer then the following terms and conditions will be applicable.

1	TERMS AND CONDITIONS OF EMPLOYMENT

1.1
You will remain an employee of MCBC UK and you will not become an employee of MCE during your secondment by MCBC UK to MCE. Except as provided below, your terms and conditions of employment as set out in the Directors Service Agreement entered into between you and MCBC UK on 1 October 2012 ("Employment Contract") (as amended) remain unchanged.

1.2	In the event of any inconsistency between this Letter and the Employment Contract, this Letter shall prevail during the term of your secondment by MCBC UK to MCE.

1.3
If any changes are made to your terms and conditions of employment (and/or to the Employment Contract) during your secondment to MCE, the secondment shall continue on the amended terms and conditions and the terms of this Letter.

1.4	Your secondment will commence on 1 January 2015 and continues thereafter, subject to the terms of this Letter and your Employment Contract, as amended by this Letter.

1.5
During the secondment by MCBC UK to MCE, you will devote the whole of your working time, attention and skill to the duties required of you in relation to the business of MCE in the position of President and Chief Executive Officer, MCE under the instructions of the statutory body of MCE or the appropriate managing employee of MCBC. At the end of your secondment, your employment with MCBC UK will continue, unless and until terminated in accordance with the terms of the Employment Contract.

1.6
You will continue to participate in the MCBC Long Term Incentive Plan, subject to the terms of the plan. Your annual LTIP target will increase to US$1,000,000, subject always to MCBC's right to discontinue or amend the terms of this plan at any time and from time to time and, in such event, MCE, MCBC, MCBC UK or any Associated Company shall

Exhibit 10.2

not be required to provide a replacement plan or to pay compensation in respect of such discontinuance or amendment. Thereafter, the target and any payments due will be set at the level and amount appropriate to your position within the company. You acknowledge that you have no right to receive an annual allocation (or an allocation of a particular level) under this plan and that MCE, MCBC, MCBC UK or any Associated Company is under no obligation to operate a long term incentive plan. You also acknowledge that you will not acquire such a right, nor shall MCE, MCBC, MCBC UK or any Associated Company come under such an obligation, merely by virtue of you having received one or more allocations or payments (or allocations or payments of a particular level) under this or any other plan.

For the purposes of this Letter, "Associated Company" means:

a company which is from time to time a subsidiary or a holding company of MCBC UK or a subsidiary (other than MCBC UK) of a holding company of MCBC UK. In this definition "subsidiary" and "holding company" have the same meanings as in Section 1159 of the UK Companies Act 2006, as originally enacted.

1.7
You will continue to accrue all your pension benefits, relating to your period of employment post 4 April 2009, under the Molson Coors Retirement Savings Plan (MCRSP) and from after 5 April 2012 a combination of the MCRSP and the employer-financed retirement benefit scheme (EFRBS) arrangement as per the letters from MCBC UK to you dated 24 May 2012 and 19 September 2013.

2	DURING THE SECONDMENT

During the secondment:

(a)	you will report to the statutory body of MCE or the appropriate managing employee of MCBC or such other person as MCE may from time to time require and will perform work under their instructions;

(b)
while you will carry out the work required of you as President and Chief Executive Officer of MCE, you will be a mobile worker maintaining permanent residence in the UK. You will be required to attend Group locations throughout MCE as required of your duties as President and Chief Executive Officer, with a minimum requirement to spend at least 25% of your time in the performance of your duties in the United Kingdom (an average of 6 working days per month over the tax year);

(c)	your salary and other remuneration will continue to be paid by MCBC UK and reviewed, agreed and approved by the Board Compensation and Human Resources Committee of MCBC;

(d)	all other contractual benefits of your employment will continue to be honoured by MCBC UK; provided further that you acknowledge:

(i)	for purposes of the Employment Contract MCE is an Associated Company;

(ii)	or purposes of Section 3.2 of the Employment Contract you shall report to the MCBC CEO;

Exhibit 10.2

(iii)
for purposes of Section 4.1 of the Employment Contract, commencing on January 1, 2015, the reference to GBP 225,000 shall be increased to GBP 275,000 (with your next salary review to be effective 1 April 2016)

(iv)	for purposes of Section 6 of the Employment Contract, you will be entitled to one motor car in either the UK or Czech Republic (or a corresponding allowance as contemplated thereby);

(v)	for purposes of Section 15 of the Employment Contract you shall resign as a director of the Company or any subsidiaries effective as of December 31, 2014;

for purposes of Section 23.3 of the Employment Contract the references to "CEO, Europe" shall be changed to "MCBC CEO" and the second sentence shall be stricken

(e)	MCE shall procure that you will be eligible to participate in the benefits provided by MCBC under the Molson Coors Europe Senior Mobile Workers Policy. Key provisions of that policy are:

(i)
you will be provided with housing while in Prague and accommodation whilst travelling from your home base (with the temporary housing provided in Prague through June 2015 to be reviewed based on your travel needs at that point);

(ii)	reasonable travel costs to and from your primary residence in the UK will be covered;

(iii)	you will receive medical cover while in Prague or otherwise traveling outside of the UK; and

(iv)	you will receive tax return preparation services from the relevant company's tax provider, along with any necessary tax gross-ups on these related services.

(f)	In addition to the provisions of the Molson Coors Europe Senior Mobile Workers Policy you will be eligible to the following enhancement;

(i)
An allocation of twelve round-trip tickets per year for your immediate family (spouse and children) between the UK and Prague. Unused tickets are not subject to an "in-kind" compensation payment or available to be rolled over to the following year.

3	END OF SECONDMENT

3.1	Your secondment to MCE will terminate:

(a)	automatically and with immediate effect, if you cease to be employed by MCBC UK for any reason, including your resignation;

(b)	automatically and with immediate effect, if MCE's secondment agreement with MCBC UK terminates for any reason; or

(c)	if so decided by MCBC UK, who will have the right to terminate your secondment immediately by serving you a written immediate cancellation of your secondment, where:

(i)	you commit an act of gross misconduct;

(ii)
if you are absent for reasons other than annual, study, paternity, parental, special or other leave authorised the President & CEO of MCBC from the performance of your duties for a period of 60 working days in any period of 12 consecutive months; or

(iii)	if you act in any other such way that your continued secondment is likely to adversely affect MCE.

3.2	Termination of secondment by notice:

(a)
MCBC UK may terminate your secondment by a written secondment termination notice delivered to you with 60 days' notice period without stating a reason or for any reason such termination of secondment does not affect your employment with MCBC UK.

(b)	Should any such event occur, MCBC UK may also have the right to terminate your employment. However, the termination of your secondment does not by itself terminate your employment with MCBC UK.

4	DISCIPLINARY AND GRIEVANCE MATTERS

Any disciplinary matter or grievance which arises during your secondment will continue to be dealt with by MCBC UK.

5	CONFIDENTIAL INFORMATION

During your secondment and at any time thereafter you shall not use for your own purposes or benefit or divulge or communicate to any person (other than as authorised by the President & CEO of MCBC or as required for the purposes of carrying out your duties) any trade secrets or other information which is for the time being confidential relating to the business of MCBC UK or MCE or any other Associated Company, being information which is marked "confidential" or which MCE or MCBC UK shall have notified you is to be kept confidential or which by its nature would be normally regarded as being confidential, or which to your knowledge has been obtained by MCE, MCBC UK or any other Associated Company from a third party on terms that MCE, MCBC UK or any other Associated Company is to keep it confidential, but this obligation shall not extend to information or knowledge which is for the time being in the public domain (otherwise than by reason of its wrongful disclosure) or which is required to be disclosed by law.

6	PROPERTY

You will return to MCE upon request and also upon the termination of your secondment, all notes, memoranda, tools, samples, models, materials, prototypes,

documents, drawings, specifications, other written materials, computer software and all other property belonging to it which for the time being is in your possession or under your control including copies of any such documents, drawings, specifications, written material or computer software. You will ensure that all information belonging to MCE is erased from any personal computer system or any other personal information retrieval system you may have at the same time.

7	INTELLECTUAL PROPERTY RIGHTS

Any discovery, invention, design, process or work in respect of which copyright or any rights in the nature of copyright subsists which is capable of protection by law by means of any form of intellectual or industrial property rights (which expression shall include the right to apply for any such protection) made or devised by you during the performance of your duties during your secondment shall, as far as the law allows, be the property of MCBC UK and you shall upon MCBC UK's request assign them to MCBC UK or as MCBC UK directs.

8    OTHER TERMS
Due to the fact that you will be seconded to perform work within the territory of the Czech Republic, you shall be subject to the applicable regulations in the Czech Republic as regards:

(a)	the maximum working hours and minimum rest periods;

(b)	the minimum duration of annual leave or its proportional part;

(c)	the minimum salary, the relevant minimum level of guaranteed salary and extra pay for overtime work;

(d)	occupational safety and health protection;

(e)	equal treatment of male and female employees and prohibition of discrimination.

This does not apply if the corresponding rights (if any) arising under the laws of
England are more favourable for you than those arising from applicable Czech legal regulations. The favourability shall be assessed separately for each such right resulting from your employment relationship with MCBC UK.

Please sign, date and return the attached copy of this Letter to MCBC UK, at 137 High Street, Burton Upon Trent, Staffordshire DE14 1JZ to the attention of Kate Pearce, Head of HR and Facilities UK & Ireland within 5 working days of receipt, at the latest, to indicate your acceptance of the secondment to MCE on the terms set out in this Letter. By your acceptance of the terms and conditions of this Letter this Letter shall form an agreement between you and MCBC UK on the terms and conditions of your secondment to MCE.

Yours sincerely

Molson Coors Brewing Company (UK) Limited name: Kate Pearce
authorization: /s/ Kate Pearce

Molson Coors Brewing Company (UK) Limited

name: Anita Adam

authorization: /s/ Anita Adam

To:    Molson Coors Brewing Company (UK) Limited

attn.: Kate Pearce and Anita Adam [Designation of Officer]

1.
I hereby accept the terms and conditions of my secondment by Molson Coors Brewing Company (UK) Limited, whose registered office is at 137 High Street, Burton Upon Trent, DE14 1JZ, Staffordshire, United Kingdom, to Molson Coors Europe s.r.o., whose registered office is at Nadrazni 84, Postal Code 150 54, Prague 5, Czech Republic, Identification Number: 289 85 630 registered in the Commercial Registry maintained by the Municipal Court in Prague, Section C, Insert 157920, on the terms and conditions set out in the Secondment Letter dated November __, 2014, of which the above is a copy ; and

2.
I hereby waive, in compliance with Czech law and for the benefit of Molson Coors Europe s.r.o., whose registered office is at Nadrazni 84, Postal Code 150 54, Prague 5, Czech Republic, Identification Number: 289 85 630 registered in the Commercial Registry maintained by the Municipal Court in Prague, Section C, Insert 157920, all and any rights as I might have for satisfaction of any receivable against Molson Coors Europe s.r.o. arising from my appointment to the position of the corporate executive position at Molson Coors Europe s.r.o. and for the performance of such corporate executive position at Molson Coors Europe s.r.o. in relation to the period from my appointment to such corporate position until the date of my signature of this waiver.

3.
Notwithstanding the above, I hereby further agree and undertake, for the benefit of Molson Coors Europe s.r.o., that I have performed and will perform the position of the corporate executive of Molson Coors Europe s.r.o., for the entire period from the date of my appointment until termination of my performance of the position of the corporate executive of Molson Coors Europe s.r.o., without entitlement to any remuneration for such performance of the corporate position. If I become entitled to any remuneration for the performance of the position of the corporate executive of Molson Coors Europe s.r.o. for the period from the date following my signature and acceptance of this Secondment Letter, I hereby irrevocably waive all my rights as I might have for satisfaction of any such receivable for remuneration against Molson Coors Europe s.r.o.

Date:	5th December 2014

Place:	Burton on Trent

Name:	Simon Cox

Address: ________________________

Date of Birth: _________

Signature: /s/ Simon Cox